Exhibit 10.44

2014 Prudential Financial, Inc. Leveraging Opportunities

Program Long Term Incentive Award Plan

January 2014

The Plan Administration Committee may, in its sole discretion, at any time and from time to time amend, modify, suspend or terminate this Plan, in whole or in part, without notice to or consent of any participant or employee.

Table of Contents

I.	Program Concept	4

II.	Eligibility for Long-Term Incentive Awards	4

III.	Granting of Long Term Incentive Awards	4

IV.	Performance Measurement	5

V.	Final Valuation and Payment	6

VI.	Termination of Employment	7

A.	Discharge, Competitive or Detrimental Conduct, and Voluntary Termination	7

B.	Retirement	8

C.	Death	9

D.	Disability	9

E.	Involuntary Termination of Employment	10

F.	Transfer	10

G.	Six-Month Delay	10

VII.	Confidentiality, Covenant Not To Solicit	10

A.	Confidentiality	10

B.	Restrictions During Employment	11

C.	Post-Employment Restrictions	11

D.	Restrictions Separable and Divisible	12

E.	Remedies	12

VIII.	Plan Funding	13

IX.	Plan Administration	13

X.	Revocation, Amendment, and Termination	14

XI.	Limitation On Liability	14

XII.	No Contract of Employment	14

XIII.	No Right to Participate	14

XIV.	No Limitations on Corporate Actions	14

XV.	Facilitation of Payments	15

XVI.	Addresses; Missing Recipients	15

XVII.	Taxes	15

XVIII.	Successors	15

XIX.	Captions	16

XX.	Third Parties	16

XXI.	Non-Alienation Provisions	16

XXII.	Section 409A of the Internal Revenue Code	16

2014 Prudential Financial, Inc. Leveraging Opportunities

Program Long Term Incentive Award Plan

I.	Program Concept

The 2014 Prudential Financial, Inc. (“PFI” or the “Company”) Leveraging Opportunities Program Long Term Incentive Award Plan (the “Plan”) has been developed to increase the eligible participants’ alignment with the actual savings and operational goals achieved by the Leveraging Opportunities Program.

The Plan is considered a “bonus program” as described in the U.S. Department of Labor Regulations Section 2510.3-2(c). As such, this Plan is not an “employee pension plan,” and is thereby exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended.

II.	Eligibility for Long-Term Incentive Awards

Eligibility is limited to the dedicated Leveraging Opportunity Program Team, Steering Committee members and select dedicated business resources. Such employees shall be designated as eligible to participate in the Plan as determined by affirmative action of the Committee (as defined in Section IX). The employees designated as eligible to participate in the Plan may be updated by the Committee during the Plan Performance Period (as defined below) if there are changes to the dedicated Leveraging Opportunity Program Team, Steering Committee members and select dedicated business resources as a result of project staffing.

III.	Granting of Long Term Incentive Awards

An awards pool of 40,000 points (valued at $100 per point at Plan target) will be created. Participants will be eligible to receive a grant of a Leveraging Opportunities Long Term Incentive Award (“Award”), denominated in points, during the 2013/2014 compensation cycle. The applicable performance period during which Awards may be earned is January 1, 2014 through December 31, 2016 (the “Performance Period”).

Awards may be made after the initial grants of Awards are made (the “Follow On Awards”). Follow On Awards will be made using points that are either reserved, or points cancelled in connection with a participant’s termination of employment, at any time during the Performance Period. Follow On Awards will be valued and any payments with respect to Follow On Awards will be made as outlined in Sections IV and V of the Plan below.

Awards may be granted to participants (other than at the Senior Vice President rank and above) by the Committee, in consultation with each participant’s direct supervising manager. Awards may be granted to participants at the Senior Vice President rank (and above, if applicable or equivalents) upon the recommendation of the Committee and approval by the Compensation Committee of the PFI Board of Directors (the “Board”).

IV.	Performance Measurement

Final Award values will be determined at the end of the Performance Period based upon the following performance scaling based on annual “run rates”:

•	A threshold level ($130 Million) of Leveraging Opportunities “run rate” savings is required for the Plan to achieve a .5 Plan multiplier. There will be no Award payments if the “run rate” savings fall below the $130 Million threshold level.

•	The Plan target Leveraging Opportunities “run rate” savings target of $165 Million is required to achieve a multiplier of 1.0.

•	The maximum Plan multiplier is 1.25 for Leveraging Opportunities “run rate” savings at $180 Million or higher.

Plan Scaling
Leveraging Opportunities Annual “Run Rate” Savings Achieved*	Corresponding Plan Multiplier
Less than $130 Million	0
$130 Million	.50
$150 Million	.80
$165 Million	1.0
$180 Million or above	1.25

*	Plan multiplier levels will be interpolated based on this scale if Leveraging Opportunities “run rate” savings achieved falls between values noted.

The Leveraging Opportunities recommendation areas that qualify as “run rate” savings in millions ($M) for this Plan are noted below.

Leveraging Opportunities Summary Recommendations
Recommendation	Description	Estimated Run- Rate Benefit ($M)
Sourcing and Procurement	Heavily leverage and control buying power of $900 M through automation and central governance	$49 - $83
IT Testing center of Excellence	Centralize the IT testing and sourcing function at the enterprise level	$3 - $9
IT Sourcing	Optimize staff ratios and establish governance to optimize sourcing	$16 - $40
Client Service and Back Office	Centralize certain functions, increase offshore sourcing and conduct process improvements	$32 - $46
Span of Control	Broaden spans of control through attrition and org. design, moving closer to industry best practices	$8 - $11
Quick Wins	Recommendations that require limited investment and produce a run-rate benefit starting in 2013	$32+
Totals		$140 - $221

*	Digital technology is an additional area in-scope under the Plan.

V.	Final Valuation and Payment

In the calendar year following the end of the Performance Period, after the final performance results are available, the Committee will determine the Leveraging Opportunities “run rate” savings achieved during the Performance Period, and based on this determination, approve the final Plan multiplier (the “Final Valuation”). The determination of the Committee with regard to the Leveraging Opportunities “run rate” shall be final, binding and conclusive on all parties, including all Plan participants.

Corporate Compensation will compute the individual payment for each participant based upon the number of points awarded to the participant, the target value of the points awarded and the Plan multiplier approved by the Committee. When the amount to be paid each participant under the Plan has been computed, the Company, or an affiliate of the Company, will pay such amounts in a single sum to participants who are on such entity’s active payroll on the date of payment. Payment of any amount due shall be made by March 15 of the calendar year following the end of the Performance Period. The rights, if any, of any employee who has terminated employment with the Company or any of its affiliates are specified in Section VI.

Participants whose compensation is customarily paid other than in U.S. dollars will receive payments in their home country currency through the home country payroll based on the prevailing exchange rates between the home country currency and the U.S. dollar at the time payments are to be made.

A sample of a hypothetical calculation used to determine the Final Valuation is outlined as follows:

Assumptions:

•	1,000 points under the Plan were awarded to the participant in this example.

•	The value of one point at target is $100 as noted in Section III above.

•	“Run rate” savings achieved over the Performance Period is $170 Million. This level of “run rate” savings produces a Plan multiplier of 1.0833 based upon an interpolation of its positioning between $165 Million of “run rate” savings at target and the upper end of the scale of $180 Million as noted on the Plan scaling in Section IV above.

Calculation of Final Valuation:

Final Award value is determined in two steps:

1.	Multiply the final Plan multiplier of 1.0833 times the value of one point at target: $100 * 1.0833 = $108.33 to determine the final value of each point awarded.

2.	Multiply the number of points awarded, or 1,000 in this example, times the final point value: 1,000 * $108.33 = $108,330

Final Award Value = $108,330

Payments made under this Plan will not be considered in determining benefits or contribution amounts under any employee benefit plan of the Company, its parent companies or their respective subsidiaries or affiliates (collectively referred to as “affiliates” or any member as an “affiliate”) unless such plan shall specifically provide for the inclusion of such amounts in the computation of benefits or contribution amounts.

VI.	Termination of Employment

If a participant’s employment is terminated prior to the payment of the Award, treatment of the Award will be as follows:

A.	Discharge, Competitive or Detrimental Conduct, and Voluntary Termination. If, prior to the payment of an Award, the participant (i) is separated from employment for Cause (defined below), as determined by the Committee in its sole discretion, (ii) engages in any business that is directly or indirectly competitive with or detrimental to the interests of the Company, or any affiliate, as determined by the Committee in its sole discretion, or (iii) resigns or otherwise terminates employment under circumstances not described in Section VI B-E below, the participant’s Award shall immediately be cancelled and the participant shall receive no payment in respect of such Award.

The term “Cause” means, with respect to a participant, any of the following (as determined by the Committee in its sole discretion): (i) dishonesty, fraud or misrepresentation, (ii) inability to obtain or retain appropriate licenses, (iii) violation of any rule or regulation of any regulatory agency or self-regulatory agency, (iv) violation of any policy or rule of the Company or any of its affiliates, as applicable, (v) commission of a crime, (vi) breach by a participant of any written covenant or agreement with the Company or any of its affiliates, as applicable, not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any of its affiliates, as applicable, or (vii) any act or omission detrimental to the conduct of the business of the Company or any of its affiliates in any way.

B.	Retirement. Subject to the last paragraph of this VI(B) and compliance with the conditions outlined below, if, prior to the payment of an Award (i) a participant’s employment terminates for any reason other than for cause, as determined by the Committee, (ii) the participant has not engaged in any business that is directly or indirectly competitive with or detrimental to the interests of the Company, or any of its affiliates, as determined by the Committee, and (iii) the participant qualifies either for early retirement or normal retirement under the terms and conditions of any defined benefit pension plan sponsored by the Company or any affiliate in which the participant participates, or the participant meets the current definition of “Approved Retirement” as passed under the resolutions of the Compensation Committee of the Board (defined as of June 12, 2001 as a minimum of 55 years of age and 5 years of service), the continuing employment condition of the participant’s Award will be waived as to the portion of such Award specified below. The portion of such Award as to which the continued employment condition shall be waived shall equal the percentage determined by dividing (i) the number of full months (with a partial month worked counted as a full month if the participant is an active employee for 15 days or more in that month) in the Performance Period that the participant was an active employee, by (ii) the number of full months (36) in the Performance Period (the “Partial Vesting Percentage”). The remaining portion of such participant’s Award shall be cancelled on the date of the participant’s termination of employment without any right to payment. The amount of any payment to be made to the participant in respect of the portion of his or her Award that continues to be outstanding in accordance with this Section VI(B) after the participant’s termination of employment will be calculated by multiplying (x) the Partial Vesting Percentage by (y) Final Value of the points awarded to the participant. Subject to Section VI(G) of the Plan, payment shall be made to a participant who terminates employment due to retirement under this Section VI(B) at the same time that payments with respect to Awards are made to other participants who are active employees as set forth in Section IV. Payment of any amount determined to be payable under this Section VI(B) shall be subject to the participant signing a General Release and Waiver (the “Release”) in a form satisfactory to the Company in its sole discretion. If the participant does not execute a Release, such Award will be cancelled without any right to payment as of the retirement date. Notwithstanding a Participant’s eligibility to receive a payment as set forth above in this paragraph, the Company has the right to cancel such Award (and any right of the participant to receive payment in respect thereof) if, prior to the payment of the Award, the participant (x) takes any action, that interferes with the relationship between the Company or any of its affiliates and any of its employees, clients or agents, or that is intended to damage or does damage to the business or reputation of the Company or any affiliate or (y) engages in Detrimental Activity, as defined below.

Detrimental Activity means (i) the disclosure of any trade secrets and/or confidential and proprietary information of PFI, and/or any affiliate, their respective current and former officers, directors and employees; (ii) the making or soliciting of any comments, statements or the like to the media or others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities; (iii) failure to reasonably cooperate with respect to litigation or potential litigation; or (iv) directly or indirectly soliciting, enticing, or inducing then current employees or clients of PFI and/or any affiliate to leave the employ of, or to move business from PFI or any affiliate. For this purpose, trade secrets and/or confidential and proprietary information include but are not limited to the following: all non-public books, records, documents and information, whether written or not, pertaining to the business activities of PFI and/or any affiliate. The Committee will make the determination of whether a participant has engaged in Detrimental Activity in its sole discretion.

Notwithstanding anything else in this Section VI(B) to the contrary, the following provisions shall apply to any Award granted to a participant in the year of retirement: (i) if the participant has less than three full months of active service in the year of retirement, any Award received in that year will be cancelled without any right to payment, and (ii) if the participant has at least three full months of active service in the year of retirement, once the three month threshold is met, any Award granted in that year will be pro-rated based as outlined above in paragraph one of this Section VI(B).

C.	Death. If, prior to the payment of an Award, a participant dies, the continuing employment condition of the long-term incentive an Award will be waived as to the participant. In such case, the participant’s estate will receive a distribution based upon the valuation procedures outlined in Section V(B). Any payment made pursuant to the immediately preceding sentence shall be made at the same time that payments with respect to Awards are made to other participants who are active employees as set forth in Section IV.

D.	Disability. If, prior to the payment of an Award, a participant’s employment is terminated as a result of the participant’s inability to perform the basic requirements of his or her position due to physical or mental incapacity and after the participant’s short-term disability benefits have expired under the terms of The Prudential Welfare Benefits Plan, the continuing employment condition of an Award will be waived as to the participant. In such case, the participant will receive a payment of the amount determined to be payable in respect of the participant’s Award pursuant to the valuation procedures outlined in Section V(B) above. Any payment made pursuant to the immediately preceding sentence shall be made at the same time that payments with respect to Awards are made to other participants who are active employees as set forth in Section IV.

E.	Involuntary Termination of Employment. If, prior to the payment of an Award, a participant’s employment is terminated by reason of involuntary termination of employment for any reason other than those described in Section VI(A)-(D) above, the continuing employment condition of an Award will be waived and the participant will receive a payment of the amount determined to be payable in respect of the participant’s Award pursuant to the valuation procedures outlined in Section V(B) above. The participant will receive any distribution that is due under this Section VI(E), subject to the participant signing the Release. Subject to Section VI(G) of the Plan, any payment made pursuant to the immediately preceding sentence shall be made at the same time that payments with respect to Awards are made to other participants who are active employees as set forth in Section IV.

F.	Transfer. If, prior to the payment of an Award, a participant is transferred to a role not eligible for the Leveraging Opportunities Long Term Incentive Plan, continued Prudential service will satisfy the service requirements to receive payment of an Award under the Plan once the Final Valuation is determined.

G.	Six-Month Delay. Notwithstanding anything else contained in the Plan to the contrary, any payment with respect to an Award to a participant who, at the time of such payment, is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder shall not commence earlier than six months following the date on which such participant’s termination of employment occurs. Any payment delayed in accordance with this Section VI(G) shall be made on the date immediately following the date of the six month anniversary of the participant’s termination from employment.

VII.	Confidentiality, Covenant Not To Solicit

A.

Confidentiality. Each Plan participant agrees that during the term of his or her employment with PFI (or any affiliate) and following his or her separation from employment for any reason, that he or she will not directly, or indirectly, disclose to anyone outside PFI (or any affiliate) except with PFI’s (or an affiliate’s) prior written consent on a case-by-case basis, any confidential or proprietary information concerning PFI (or any affiliate), including, but not limited to, trade secrets, other confidential business or financial information related to PFI or any of its affiliates, attorney work product and attorney-client communications, information pertaining to the officers and employees of PFI and its affiliates and documents and data prepared in anticipation of or in the course of complaints, charges, investigations, examinations or litigation in which PFI (or any affiliate) is involved (“Confidential Information”). Each participant also agrees that he or she will not make use of any Confidential Information for his or her own purposes or for the benefit of anyone or any entity other than the Company (or any affiliate).

B.	Restrictions During Employment. Each Plan participant agrees that during the term of his or her employment with the Company (or any affiliate), he/she, other than on behalf of the Company (or any affiliate), or as may otherwise be required in connection with the performance of his or her duties on behalf of the Company (or any affiliate), shall not solicit or induce, either directly or indirectly, or take any action to assist any successor employer or any entity, either directly or indirectly, in soliciting or inducing any employee of the Company or any affiliate (other than his/her administrative assistant) to leave the employ of the Company (or any affiliate). Each Plan participant understands that the Plan may give rise to conflicts of interest. To address such conflicts, procedures have been implemented to monitor the equitable treatment of all PFI clients. Each Plan participant agrees that he/she will follow PFI policies and procedures and will not inappropriately favor certain PFI advisory clients over others.

C.

Post-Employment Restrictions. In the event of a participant’s termination of employment with the Company (or any affiliate) for any reason, each participant agrees that, for the remainder of the Performance Period or, if ending later, for a period of one year after the participant’s termination of employment, (i) he/she shall not directly or indirectly, solicit or induce or take any action to assist any entity in soliciting or inducing any employee of the Company or any affiliate (other than his/her administrative assistant) to leave the employ of the Company or any affiliate, and (ii) he/she shall not, directly or indirectly, hire, employ or otherwise engage the services of, or assist any other person in hiring, employing or engaging the services of any person who is an employee of the Company or any affiliate (other than the participant’s administrative assistant), or was such an employee within the sixty (60) day period preceding the date that such individual commences services on behalf of the Plan participant or any other person who the participant assists in obtaining such services. In addition, each participant agrees that, for the remainder of the Performance Period or, if ending later, for a period of one year after the participant’s termination of employment for any reason, he/she will not directly or indirectly, for himself/herself or for any entity that competes with PFI or any of its affiliates, seek, sell or accept business from (i)

any person or entity to whom he/she sold or serviced or from whom he/she managed money while he/she was employed at PFI or any of its affiliates, or (ii) any prospective client from whom PFI or any of its affiliates solicited business in which he/she was involved in any capacity during the two year period prior to the termination of employment with the Company (or any of its affiliates).

D.	Restrictions Separable and Divisible. Each Plan participant acknowledges that he/she is fully cognizant of the restrictions imposed by Section VII of this Plan. Each Plan participant and the Company (or any affiliate) understand and intend that each such restriction by which the Plan participant becomes bound by reason of accepting participation in the Plan will be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. No waiver of any one breach of the restrictions contained herein will be deemed a waiver of any other breach.

E.

Remedies. Each Plan participant agrees that the covenants in Section VII are fair, reasonable and necessary and are reasonably required for the protection of the Company or any affiliate. Each Plan participant also agrees and acknowledges that the amount of damages that would derive from the breach of these covenants is not readily ascertainable and that the covenants contained herein are a significant portion of the consideration that the Plan participant is conveying or has conveyed to the Company, or an affiliate, in consideration for the Award granted under the terms of this Plan. Accordingly, each Plan participant agrees that, in the event that he/she breaches any of the covenants set forth in Section VII, (i) any vested or unvested Award granted under the terms of this Plan that have not yet been paid to the participant shall be cancelled immediately and (ii) each Plan participant shall disgorge to the Company (or any affiliate) any payments made to him/her under the terms of this Plan (x) in the case of any breach occurring while the Plan participant is an employee of the Company or any affiliate, within 12 months before the date of such breach, or at any time after the date of such breach, or (y) in the case of a breach occurring after the termination of employment, within 12 months of the date on which the employment of the Plan participant with the Company terminates or at any time after the date of such termination. For avoidance of doubt, the payment referred to in the preceding sentence shall be equal to the gross value of payments made during the period specified above, prior to any tax deductions. The participant shall pay any such amount to the Company within five (5) business days of the date the Company notifies him or her that it has become aware that a breach of the provisions of this

Section VII has occurred. If payment is not made within such period, any subsequent payment shall be made with interest equal to the prime rate as reported in The Wall Street Journal (Eastern Edition) on the date on which notice of breach is sent by the Company, plus 2%.

Each Plan participant further acknowledges and agrees that a breach by him or her of any of the covenants set forth in this Section would cause irreparable harm to the Company (or any affiliate), that the Company’s (or any affiliate’s) remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against such Plan participant, in addition to any other rights and remedies at law or in equity which are available to the Company (or any affiliate). Such remedies shall be and remain available to the Company (or any affiliate), regardless of whether the Plan participant has had his vesting rights cancelled and whether the participant has had to disgorge any prior payments received hereunder pursuant to the terms of Section VII. Therefore, in addition to monetary damages and/or reasonable attorney’s fees, PFI (or any affiliate) shall have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce any of the covenants in Section VII and enjoin the breach or threatened breach (without posting any bond or other security). Each Plan participant also consents to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

VIII.	Plan Funding

The Plan shall at all times be unfunded. The right of a participant to receive payment under the Plan shall be an unsecured claim against the general assets of the Company, and neither the participant nor any other person shall have any rights in or against any specific assets of the Company or any of its affiliates. The Company may establish a reserve of assets to provide funds for payments under the Plan.

IX.	Plan Administration

The Plan shall be administered by the Plan Administration Committee (the “Committee”), that shall be comprised of: U.S Chief Operating Officer (or designee) and Head of PFI Compensation (or designee). The Committee shall administer the Plan in accordance with its terms and shall have the sole discretion and authority necessary in the administration of the Plan including the authority to interpret the Plan, to make factual determinations under the Plan and to determine any question relating to Plan eligibility, entitlement to payments or any participant’s allocations, and any and all questions regarding the nature of a participant’s termination of employment and the rights of such participant under the Plan in connection with such termination. Determinations and decisions by the Committee, including any and all interpretations thereof, shall be final and binding on the Company, its affiliates, all affected employees, all affected participants, and all other persons. The Committee shall also have the authority to recommend rules and procedures relating to the administration, operation and interpretation of the Plan, and to correct any defect or omission or reconcile any inconsistency in this Plan.

X.	Revocation, Amendment, and Termination

This Plan may be revoked, amended, suspended or terminated in whole or in part, by resolution of the Committee and by execution of a written instrument by the Chairman and CEO of PFI (or designee) and the U.S. Chief Operating Officer of PFI (or designee) in their sole discretion and without notice to or the consent of any participant or employee.

XI.	Limitation On Liability

The liability of the Company or any affiliate under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, an affiliate or the Committee not expressly set forth in the Plan.

XII.	No Contract of Employment

The existence of this Plan, as in effect at any time or from time to time, or any grant of Awards under the Plan shall not be deemed to constitute a contract of employment between PFI or any of its affiliates and any employee or participant, nor shall it constitute a right to remain in the employ of PFI or any of its affiliates. Employment with PFI or any of its affiliates is employment-at-will and either party may terminate the participant’s employment at any time, for any reason, with or without cause or notice.

XIII.	No Right to Participate

No participant or other employee shall at any time have a right to be selected for participation in the Plan, despite having been granted an Award under this Plan or having previously participated in an incentive or bonus plan of PFI or any of its affiliates.

XIV.	No Limitations on Corporate Actions

Nothing contained in this Plan shall be construed to prevent PFI or any of its affiliates, from taking any corporate action which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any Awards made under this Plan. No employee, beneficiary, or other person, shall have any claim against PFI or any of its affiliates, as a result of any such action.

XV.	Facilitation of Payments

Notwithstanding anything else in this Plan to the contrary, in the event that a payment is due to a participant or former participant (or a beneficiary thereof) under this Plan and the recipient is a minor, mentally incompetent, or otherwise incapacitated, such payment shall be made to the recipient’s legal representative, or guardian. If there is no such legal representative, or guardian, the Committee, in its sole discretion, may direct that payment be made to any person the Committee designates, by reason of a family relationship, or otherwise. Upon such payment, for the benefit of the recipient, the Company and its affiliates shall be fully discharged of all obligations therefore.

XVI.	Addresses; Missing Recipients

A recipient of any payment under this Plan who is not a current employee of PFI or any of its affiliates, shall have the obligation to inform the business of his or her current address, or other location to which payments are to be sent. PFI and its affiliates shall have no liability to such recipient, or any other person, for any failure of such recipient, or person, to receive any payment if PFI (or an affiliate) sends such payment to the address provided by such recipient by first class mail, postage paid, or other comparable delivery method.

XVII.	Taxes

PFI or any of its affiliates shall have the right to deduct from all payments any federal, state, or local taxes or other obligations required by law to be withheld with respect to such payments.

XVIII.	Successors

All obligations of PFI under the Plan shall be binding upon and inure to the benefit of any successor to PFI, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, demutualization or otherwise. If however, the Committee determines Section IV of this Plan is no longer applicable under such successor to the Company, the value of the participant’s Award shall be calculated based on an estimation of the accrued value of such Award immediately preceding the successor of the Company. The rights, if any, of any employee who has terminated employment with such successor, or transferred to another successor entity prior to the payment date are specified in Section VI.

No cancellation, acceleration of vesting, cash settlement or other payment shall occur with respect to any outstanding Award if the Committee reasonably determines in good faith that such Award shall be honored or assumed, or new rights substituted therefore (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a participant’s employer (or the parent or an affiliate of such employer); provided that any such Alternative Award must:

(a) provide such participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under Award, including, but not limited to, an identical or better vesting schedule;

(b) have substantially equivalent value to such Award (determined at the time such successor assumes control ); and

(c) have terms and conditions which provide that in the event that the participant’s employment is involuntarily terminated for any reason other than for Cause, the continuing employment condition of the Award shall be waived as to the participant, and the participant will be entitled to receive a distribution (the “Settlement Payment”) determined in accordance with the otherwise applicable provisions of the Plan.

XIX.	Captions

The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

XX.	Third Parties

Nothing express or implied in this Plan is intended or may be construed to give any person other than eligible participants any rights or remedies under this Plan.

XXI.	Non-Alienation Provisions

Subject to the provisions of applicable law, no interest of any person or entity in any Award, or right to receive any Award or any distribution or other benefit under the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest in any Award, or right to receive any Award or any distribution or any benefit under the Plan be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including (but not limited to) claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

XXII.	Section 409A of the Internal Revenue Code

Notwithstanding any provision of the Plan to the contrary, no acceleration of the time or schedule of any payment under the Plan shall be allowed except to the extent permitted under Section 409A of the Code.